PROMISSORY NOTE

$______________ USD	Date: ______________________

FOR VALUE RECEIVED, OUTBACK ENERGY CORP. (the “Promissor”) hereby promises to pay to ______________________, or such other holder for the time being hereof (the "Holder"), the principal amount of ___________ Dollars ($__________ .00) in United States currency (the "Principal Amount""), and to pay interest thereon at the rate of eighteen per cent (18% per annum calculated annually and payable quarterly from ________ , 2007 on so much of the Principal Amount as shall be outstanding from time to time, ON DEMAND.

Arrears in payment of the principal Amount or any interest shall bear interest at the rate of thirty percent (30%) per annum calculated annually. Default in paying the Principal Amount or any interest shall, at the option of the Holder, render the entire balance then owing hereunder at once due and payable. Time shall be of the essence of this Note. Extension of time for payment of all or any part of the amount owing hereunder at any time or times, or failure of the Holder to enforce any of the rights or remedies hereunder, shall not release the Promissor and shall not constitute a waiver of the rights of the Holder to enforce such rights and remedies thereafter.

Should suit be brought recover on this Note, the Promissor promises to pay reasonable attorney’s fees and court costs in addition to the amount found to be due on this Note.

The Holder shall have the right to convert all or any part of the unpaid Principal Amount, plus all accrued but unpaid interest thereon, into the shares of the Promissor at a price equal to the price any future financings over the next 12 months.

WITNESS WHEREOF the Promissor has executed this Note on ________, 2008.

PETRONATIONAL CORP.

By: ______________________